Exhibit 99.1
PRESS RELEASE
INX Announces Third Quarter 2006 Results
HOUSTON—(BUSINESS WIRE)—November 1, 2006—INX Inc. (Nasdaq: INXI) today announced financial results for its third quarter ended September 30, 2006.
In summary, for the quarter ended September 30, 2006 compared to the same period in the prior year:
•	Total revenue increased 36% to $45.2 million from $33.2 million.

•	Product revenue increased 38% to $39.8 million from $28.9 million, with gross profit on product sales increasing 62% to $6.6 million, or 16.6% of product sales revenues compared to $4.1 million, or 14.2% of product sales revenues.

•	Service revenue increased 27% to $5.4 million from $4.2 million, with gross profit on services revenue increasing 12% to $1.5 million or 28.1% of service revenue compared to $1.3 million, or 31.8% of service revenue.

•	Gross profit on total revenue increased 49% to $8.1 million, or 18.0% of total revenue compared to $5.5 million, or 16.4% of total revenue.

•	Operating income decreased 21% to $717,000 from $910,000.

•	Income from continuing operations increased 21% to $562,000 from $466,000.

•	Net income was $271,000 compared to a net loss of $235,000. Net income includes a net loss of $291,000 from discontinued operations, compared to a net loss from discontinued operations of $701,000.

•	Diluted earnings per share from continuing operations was $0.08 in both periods.

•	Diluted earnings per share was income of $0.04 compared to a loss of $0.04.
For the nine months ended September 30, 2006 compared to the same period in the prior year:
•	Total revenue increased 33% to $110.2 million from $82.8 million.

•	Product revenue increased 29% to $95.5 million from $74.2 million, with gross profit on product sales increasing 59% to $17.4 million, or 18.2% of product sales revenues compared to $10.9 million, or 14.7% of product sales revenues.

•	Service revenue increased 72% to $14.7 million from $8.6 million, with gross profit on services revenue increasing 43% to $3.8 million or 25.7% of service revenue compared to $2.6 million, or 30.9% of service revenue.

•	Gross profit increased 56% to $21.2 million, or 19.2% of total revenue compared to $13.6 million, or 16.4% of total revenue.

•	Operating income was a profit of $910,000 compared to a loss of $4.0 million. The prior year period contained a one-time, non-cash charge of $5.7 million.

•	Income from continuing operations was $651,000 compared to a loss of $4.8 million.

•	Net income was $499,000 compared to a loss of $7.2 million. The current period results include a net loss of $152,000 from discontinued operations and the prior period results include a net loss from discontinued operations of $2.3 million.

•	Diluted earnings per share from continuing operations was $0.09 compared to a loss of $0.86.

•	Diluted earnings per share was income of $0.07 compared to a loss of $1.28.
Brian Fontana, INX’s Chief Financial Officer, commenting on the highlights of the Company’s third quarter results, stated, “Revenue growth of 36% during the quarter resulted from record product and service revenue. Compared to the prior year period, product revenue increased 38%, exceeding our expectations for the quarter, and service revenue increased 27%, which was approximately in line with our expectations. Our NetSurant managed support services revenue increased 189% over the prior year and NetSurant gross margin percentage was 35.2% for the quarter, positively impacting total service gross margin and operating profitability. We are particularly pleased with the improved gross margins for the quarter, especially given the fact that much of the investment we have made in terms of increased engineering staffing over the past several quarters has not yet become fully productive, and therefore gross margin on service revenue continued to be below our target levels, as evidenced over the past several quarters. Operating income from continuing operations during the quarter was $717,000 compared to $910,000 in the prior year reflecting the impact of increased engineering staffing costs in the current period, which has reduced gross margin percentage on service revenue, and increased sales staffing without a proportionate increase in revenue because many of the recent additions to sales staffing have not yet become productive. In addition, the current period results reflect approximately $345,000 in expenses items that did not exist in the prior year period, including items such as 123R options expense and an increased burden of expenses that were previously allocated to business units that have now been sold.”
Commenting on the recent trends in the Company’s business and the Company’s accomplishments during the quarter, Mark Hilz, INX’s President and Chief Operating Officer, commented, “The strength of our third quarter revenue and business momentum over the past two quarters is evidence that demand is picking up and that investments we have been making in the business are beginning to pay off. During the third quarter we did not open any new offices, but we did continue to add sales and engineering staff in our existing markets to drive continued growth and market share gains. Sales headcount increased by 3 persons to 73, and engineering headcount increased by 8 persons to 114 during the third quarter as compared to the end of the second quarter. While increasing sales and engineering staffing levels negatively impacts operating profitability in the short run, these investments lay the foundation for continued growth going forward. We also made progress in building our presence in the New York and Florida markets, the two new markets we entered in the second quarter, continuing to add staff and beginning to win business in both of those markets. In addition, during the third quarter we won our first contracts for our RouteStep custom IP products, with sales to the United States Air Force and the Department of Homeland Security, which we are hopeful will be the first of many contracts for this new component of our business that we have been investing in over the past year.”
James Long, INX’s Chairman and CEO, stated, “We are pleased to announce another quarter of record revenue, and revenue that again exceeded our expectations. Our third quarter results reflect strong general demand in the market as well as growth being generated from the new markets we have recently entered. We continue to believe that the increasing complexity and importance of the enterprise network, which is becoming the technology platform for all forms of enterprise communications, will drive increasing demand for the services we offer. Our recent expansion efforts continue to have a positive impact on our ability to take advantage of what we believe is a large and attractive long-term opportunity. During the third quarter the industry continued to show signs of moving into what we have referred to as the period of ‘mass adoption’ of VoIP technology in the enterprise space, and we believe Cisco is continuing to gain market share against its competitors in the IP telephony space. We believe we are well positioned to take advantage of these positive trends, and the change these trends are creating in the enterprise network technology market.”
OUTLOOK:
The following statements made by the Company are “forward-looking statements” and are subject to the Safe Harbor Statement set forth below.

We continue to believe our efforts towards creating a national presence, along with the increasing complexity and increasing use of enterprise-class IP communications systems will result in continued growth opportunities for INX over the next several years. One of our long-term goals continues to be improving profitability at a faster rate than the growth of revenue. As we described in the announcement of our first quarter results, in early 2006 we decided to make strategic investments that increased operating costs in the short-term in order to better position INX to take advantage of the long-term market opportunity we believe exists. While we are beginning to realize a return on these investments, we believe it takes six to nine months to realize the benefit of these investments.
For the fourth quarter ending December 31, 2006, we currently expect total revenue in the range of approximately $39 million to $41 million, which represents year-over-year growth of 59% to 67% compared to revenue of $24.5 million for the prior year fourth quarter period.
We expect to show an improvement in profitability for our fourth quarter compared to the prior year period, and we expect to report positive earnings compared to the loss generated in the prior year period. However, because of continued investments in the future of our business, we expect our net operating margin percentage for the fourth quarter to be below the level that we believe is ultimately achievable for our business model, as was the case for our second and third quarters.
On a longer-term basis, one of our primary financial goals is to improve our operating profit margin percentage. We believe this will result from an increasing mix of service revenues, improving gross margin on service revenue and improving financial performance of our recently opened offices. We believe we will increase margins on our service revenue through improved utilization of recently added technical resources that perform our implementation services and because we believe our NetSurant support services profitability will improve as our NetSurant revenue continues to grow. We also expect revenue from our new RouteStep Communications offerings to offset some of the costs we have been incurring to ramp up this new offerings.
CONFERENCE CALL:
An investor conference call will be held by the Company today, November 1, 2006, starting at 4:30 p.m. Eastern Standard Time to discuss the results and the Company’s outlook for the future, as well as provide an opportunity to answer investors’ questions in a public format. The call is expected to last approximately 60 minutes.
James Long, Chairman and Chief Executive Officer; Mark Hilz, President and Chief Operating Officer; and Brian Fontana, Chief Financial Officer, will be on the call to discuss the quarter’s results and answer investors’ questions.
To access the conference call within the U.S., dial 800-862-9098. For international/toll access, dial 785-424-1051. The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to that time.
Beginning approximately one hour after the end of the conference call and ending on December 1, 2006, a replay of the conference call will be accessible by calling either 877-829-9029 from within the U.S., or 402-220-1607 for international/toll access. The replay of the conference call will also be available by the following morning, and until December 2, 2006, for listening via the Internet from the Company’s web site at www.inxi.com/webcasts/Q306.call.
Additional investor information can be accessed on the INX Web site at www.inxi.com or is available by calling 713-795-2525.
SAFE HARBOR STATEMENT:
The statements contained in this document and during the related conference call that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,”

“estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. We do not have contracts in hand that will generate the revenue that we expect for the current and future quarters for which we attempt to predict future events in the Outlook section of this press release above. The actual results of the future events described in the forward-looking statements in this press release and related conference call could differ materially from those stated in the forward-looking statements due to numerous factors, including:
•	Whether the Company obtains anticipated contracts and other business, the timing of obtaining same, and the size and profitability of such contracts and business.

•	Market and economic conditions, including capital expenditures by enterprises for communications products and services.

•	The Company’s ability to attract and retain key management, sales and technical staff, and to successfully manage its technical employee resources, which is key to maintaining gross margin on services revenue.

•	Risks associated with the Company’s entry into new markets and the ability of the Company to increase revenues and gain market share in recently opened new markets.

•	The Company’s ability to obtain sufficient volumes of products for resale and maintain its relationship with its key supplier, Cisco Systems, Inc.

•	The continuance of, and the Company’s ability to qualify for, sales incentive programs from its key supplier.

•	The Company’s ability to finance its business operations.

•	The Company’s ability to successfully market its new RouteStep Communications products.

•	The Company’s ability to identify suitable acquisition candidates and successfully integrate acquired companies, and the risk of unexpected liabilities or loss of customers and other unforeseeable risks associated with making acquisitions.

•	The Company’s ability to grow its revenues in newly opened offices in new markets.

•	The Company’s ability to manage its business in a manner that results in increased revenues without a proportional increase in costs of operating its business.

•	Unexpected losses related to customer credit risk.

•	Uncertainties related to rapid changes in the information and communications technology industries.

•	Catastrophic events.

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K/A for 2005, which the Company makes available on its web site in PDF format at www.inxi.com/Information/sec.asp.
Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K/A and Form 10-Q, each as it may be amended from time to time. The Company’s past results of operations are not necessarily indicative of its operating results for any future periods. All information in this press release is as of November 1, 2006, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:
INX Inc. (Nasdaq: INXI) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com
CONTACT:
INX Inc.:
Brian Fontana, Chief Financial Officer: 713-795-2000
  or
Investor Relations:
Jim Blackman, President, PR Financial Marketing: 713-256-0369
jimblackman@prfinancialmarketing.com

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2006	2005
		(As restated)
Revenue:
Products	$39,847	$28,922
Services	5,397	4,241

Total revenue	45,244	33,163

Cost of products and services:
Products	33,215	24,816
Services	3,880	2,892

Total cost of products and services	37,095	27,708

Gross profit	8,149	5,455
Selling, general and administrative expenses	7,432	4,545

Operating income	717	910
Interest and other income (expense), net	(112)	(178)

Income from continuing operations before income taxes	605	732
Income tax expense	43	266

Income from continuing operations	562	466
Loss from discontinued operations, net of income taxes	(291)	(701)

Net income (loss)	$271	$(235)

Net income (loss) per share:
Basic:
Income from continuing operations	$0.09	$0.08
Loss from discontinued operations, net of income taxes	(0.05)	(0.12)

Net income (loss) per share	$0.04	$(0.04)

Diluted:
Income from continuing operations	$0.08	$0.08
Loss from discontinued operations, net of income taxes	(0.04)	(0.12)

Net income (loss) per share	$0.04	$(0.04)

Shares used in computing net income (loss) per share:
Basic	6,419,501	5,975,392

Diluted	7,284,261	5,975,392

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Nine months ended
	September 30,
	2006	2005
		(As restated)
Revenue:
Products	$95,480	$74,239
Services	14,718	8,571

Total revenue	110,198	82,810

Cost of products and services:
Products	78,070	63,316
Services	10,940	5,922

Total cost of products and services	89,010	69,238

Gross profit	21,188	13,572
Selling, general and administrative expenses	20,278	17,599

Operating income (loss)	910	(4,027)
Interest and other income (expense), net	(215)	(272)

Income (loss) from continuing operations before income taxes	695	(4,299)
Income tax expense	44	527

Income (loss) from continuing operations	651	(4,826)
Loss from discontinued operations, net of income taxes	(152)	(2,335)

Net income (loss)	$499	$(7,161)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.10	$(0.86)
Loss from discontinued operations, net of income taxes	(0.02)	(0.42)

Net income (loss) per share	$0.08	$(1.28)

Diluted:
Income (loss) from continuing operations	$0.09	$(0.86)
Loss from discontinued operations, net of income taxes	(0.02)	(0.42)

Net income (loss) per share	$0.07	$(1.28)

Shares used in computing net income (loss) per share:
Basic	6,233,674	5,613,614

Diluted	7,191,431	5,613,614

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,146	$2,597
Accounts receivable, net of allowance of $277 and $161	38,127	24,903
Inventory	2,105	79
Other current assets	2,318	881
Current assets of discontinued operations	282	2,564

Total current assets	45,978	31,024
Property and equipment, net of accumulated depreciation of $2,119 and $2,344	3,011	2,050
Goodwill	10,889	7,121
Intangible and other assets, net of accumulated amortization of $1,215 and $1,007	359	393
Noncurrent assets of discontinued operations	106	1,057

Total assets	$60,343	$41,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current portion of long-term debt	$4,716	$2,707
Accounts payable	28,272	13,825
Accrued expenses	4,555	3,696
Other current liabilities	1,101	468
Current liabilities of discontinued operations	329	2,936

Total current liabilities	38,973	23,632

Long-term liabilities of discontinued operations	—	7
Other long-term liabilities	142	—
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized, 6,522,850 and 5,975,626 shares issued	65	60
Additional paid-in capital	30,264	27,546
Retained deficit	(9,101)	(9,600)

Total stockholders’ equity	21,228	18,006

Total liabilities and stockholders’ equity	$60,343	$41,645